Exhibit 10.1
Match Group, Inc. (the “Company”)
Non-Employee Director Compensation Program
(Revised June 20, 2024)

Each non-employee member of the Company’s Board of Directors (the “Board”) receives an annual retainer fee of $50,000 and the Chairperson of each of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees of the Board receives an additional annual retainer fee of $20,000, $20,000 and $15,000, respectively. Members of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees (including the Chairpersons) each receive an additional annual retainer fee of $10,000, $5,000 and $5,000, respectively. The Chairperson of the Board receives an additional annual retainer fee of $80,000. All amounts are payable quarterly in arrears.

In addition, each non-employee director, including non-employee directors initially elected or appointed on the date of an annual meeting of stockholders of the Company, will receive an annual grant of restricted stock units (“RSUs”) of the Company with a dollar value of $250,000 (based on the closing price of the Company’s common stock on the grant date) on the date of the Company’s annual meeting of stockholders (unless such non-employee director does not serve as a director of the Company following such annual meeting of stockholders). The terms of these RSUs provide for vesting in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the Company’s next annual meeting of stockholders following the grant date.

Upon a non-employee director’s initial election or appointment to the Board other than on the date of an annual meeting of stockholders of the Company, each non-employee director will receive a grant of RSUs of the Company with a dollar value of $250,000 (based on the closing price of the Company’s common stock on the grant date), prorated based on the number of calendar days elapsed since the grant date of the immediately preceding annual grant of RSUs to non-employee directors (the “Prior Grant Date”) divided by 365. The terms of these RSUs provide for vesting in full on the earlier of (i) the first anniversary of the Prior Grant Date and (ii) the date of the Company’s next annual meeting of stockholders following the grant date.

The terms of all RSU awards to non-employee directors hereunder will also provide for: (i) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service to the Company and its subsidiaries and (ii) full acceleration of vesting upon a change in control of the Company.

Each non-employee director is eligible to participate in the 2020 Match Group, Inc. Deferred Compensation Plan, in accordance with the terms of such plan.

Each non-employee director will also be reimbursed for all reasonable expenses incurred by such director in connection with attendance at board and committee meetings.